Registration No. ______________

As filed with the Securities and Exchange Commission on September 21, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOVA MEASURING INSTRUMENTS LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Weizmann Scientific Park
P.O. Box 266
Rehovot 76100 Israel
(Address of principal executive offices) (Zip code)

Nova Measuring Instruments Ltd. March 2004 Stock Option Plan 7C
(Full title of the plan)

Gabi Seligsohn
President and Chief Executive Officer
Nova Measuring Instruments Ltd.
Weizmann Scientific Park
P.O. Box 266
Rehovot 76100 Israel
011-972-8-938-7505

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
David Gitlin, Esq.
Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia PA, 19103
Tel: 215-977-2000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, nominal value NIS 0.01 per share	250,000 (1)	$1.97 (2)	$492,500 (2)	$107.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Nova Measuring Instruments Ltd.‘s ordinary shares on the Nasdaq National Market on September 15, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Information required by Part I of Form S-8 shall be included in documents to be sent or given to participants in the Nova Measuring Instruments Ltd. March 2004 Stock Option Plan 7C pursuant to Rule 428(b)(1)(i) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

        The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by Nova Measuring Instruments Ltd., a company organized under the laws of Israel (the “Company” or the “Registrant”), are incorporated herein by reference and made a part hereof:

     (1)        the Company’s Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Commission on June 29, 2006;

     (2)        the description of the Company’s Ordinary Shares, nominal value NIS 0.01 per share, contained in the Company’s Registration Statement filed on Form 8-A pursuant to Section 12 of the Securities Exchange Act of 1934 on March 22, 2000;

    (3)        the Company’s Reports of Foreign Private Issuer on Form 6-K furnished to the Commission on July 27, 2006 (attaching the Company’s Notice of Annual General Meeting of Shareholders and Proxy Statement for its 2006 Annual General Meeting); August 3, 2006 (attaching the Company’s press release regarding its second quarter 2006 earnings); August 9, 2006 (attaching the Company’s press release regarding the acquisition of HyperNex, Inc.); August 10, 2006 (attaching the Company’s press release regarding the appointment of the Company’s CEO) and September 6, 2006 (announcing an auction in connection with some of the Company’s patents).

All documents and reports subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, and to the extent designated therein, certain reports on form 6-K, filed or furnished by the Company, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document or report which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

        The Companies Law of Israel (the “Companies Law”) provides that an Israeli company cannot exempt an office holder (which includes for these purposes directors) from liability for a breach of the duty of loyalty. The Company’s Articles of Association provide that, subject to the provisions of any laws, it may:

    (1)        Enter into a contract for insuring the liability of an office holder, in part or in whole, for an obligation imposed on him as a result of an act or omission performed in his capacity as an officer with respect to:

–	a breach of the duty of care with respect to the Company or another person;

–	a breach of the duty of loyalty to the Company, provided that the office holder acted in good faith and had reasonable grounds to presume that the act would not impair the Company’s best interests; and

–	a monetary obligation imposed upon the officer for the benefit of another person.

     (2)        Indemnify an office holder for the following debts or expenses imposed on him as a result of an act which he performed in his capacity as an officer:

–	A monetary debt imposed on him for the benefit of another person under a judgment, including a compromise settlement judgment or an arbitrator’s decision which was approved by a court; and

–	reasonable litigation expenses, including attorneys’ fees, which the officer incurred or for which he was obligated by a court, in a proceeding instituted against him by the company or in its name by another person, or in a criminal indictment of which he is acquitted, or in a criminal charge of which he is convicted, provided that the offense or offenses of which he is convicted do not require proof of mens rea.

        The Company’s Articles of Association also provide that the Company may undertake in advance to indemnify an office holder, provided that the undertaking is limited to the types of events which, in the view of the Company’s Board of Directors, may be foreseen at the time the obligation to indemnify is undertaken, and in an amount determined by the Board of Directors which shall be reasonable in the circumstances. The Company’s Articles of Association also provide that the Company may undertake to indemnify retroactively an office holder.

        The Company’s Articles of Association also state that the Company may exempt an officer, in advance, from his liability, in part or in whole, for damages resulting from breach of the officer’s duty of care with respect to the Company.

        These provisions are specifically limited by the Companies Law. The provisions of the Companies Law on the subject of insurance, exemption from liability and indemnification were amended in March 2005. Before the amendment, a company could not indemnify an office holder, or exempt an office holder, or enter into an insurance contract which would provide coverage for any liability incurred as a result of:

–	a breach of the office holder's duty of care, if such breach was done intentionally or in disregard of the circumstances of the breach or consequences;

–	a breach of the office holder’s duty of loyalty, unless the office holder acted in good faith and had reasonable cause to assume that the act would not prejudice the Company’s interests;

–	any act or omission done with the intent to derive an illegal personal benefit; or

–	any fine levied against the officer as a result of a criminal offense.

The March 2005 amendment added, inter alia, the following:

–	A prohibition against exemption of directors in advance for breaches of their duty of care in the event of a distribution as defined in the Companies Law;

–	A provision permitting the extension of indemnification of officer holders, if provided for in the Articles of Association of the company, for investigations that end without formal legal proceedings as well as for the imposition on office holders of monetary payments in lieu of criminal proceedings, provided the criminal offence in question does not require proof of criminal intent;

–	A limitation on providing indemnification in advance, with respect to a monetary obligation imposed on an officer holder for the benefit of another person under a judgment, including a compromise settlement judgment or an arbitrator’s decision which was approved by a court, to events that, in the opinion of the board of directors, are predictable, in light of the actual activities of the company at the time of granting the indemnity, and to amounts which are reasonable under the circumstances in the opinion of the board of directors. Such events and amounts should be specified in the undertaking of indemnification provided by the company; and

–	A company cannot indemnify an office holder for, exempt an office holder from, or enter into an insurance contract which would provide coverage for, any liability incurred as a result of a breach of the duty of care which was made either intentionally or recklessly.

–	A company cannot indemnify an office holder for, or exempt an office holder from, or enter into an insurance contract which would provide coverage for, any liability incurred as a result of a breach of the office holder’s duty of loyalty, except for indemnification and insurance where the officer acted in good faith and had reasonable cause to assume that the act would not prejudice the Company’s interests.

The Companies Law requires that indemnification of the Company’s office holders, exemption of the Company’s office holders and procurement of insurance coverage for the Company’s office holders be approved by the Company’s Audit Committee and its Board of Directors and, if the office holder is a director, by its shareholders. The Company’s Audit Committee and the Board of Directors resolved on August 14, and September 5, 2002, respectively, to undertake to indemnify the Company’s office holders, including its directors, and shareholders’ approval with respect to the undertaking to indemnify the members of the Company’s Board of Directors was granted on October 31, 2002. Pursuant to these approvals, the Company obtained insurance for its office holders and provided them with indemnification undertakings in accordance with its Articles of Association.

In light of the March 2005 amendments to the Companies Law, the Company is now considering amending its Articles of Association, and also approving and adopting new indemnification and exculpation letters to be granted to the Directors and other office holders of the Company so that such letters comply with the Companies Law as amended. In this regard, the Shareholders resolved on September 29, 2005 to approve the continuation of the aforementioned undertakings of indemnification and insurance for the directors and other office holders of the Company, until the adoption of new terms to be prepared and approved by the Company’s Audit Committee and the Board of Directors in conformity with the March 2005 amendment to the Companies Law, which terms are to be presented for the approval of the shareholders at the earliest opportunity. These new terms have been prepared and approved by the Company’s Audit Committee and Board of Directors and the Company anticipates presenting the terms to the Company’s shareholders at the next general meeting of shareholders.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Nova Measuring Instruments Ltd. March 2004 Stock Option Plan 7C.

4.2	Shareholders' resolution approving the issuance of options under Plan 7C (incorporated by reference to Exhibit 99.1 to the Company's Report of Foreign Private Issuer on Form 6-K furnished to the Commission on April 5, 2004).

4.3	Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form F-1 (Registration No. 333-11640)).

4.4	First Amendment to the Company's Articles of Association (incorporated by reference to the Company's Current Report on Form 6-K furnished to the Commission on June 4, 2002).

4.5	Second Amendment to the Company's Articles of Association (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 6-K furnished to the Commission on December 16, 2004).

5.1	Opinion of Aaronsohn Sher Aboulafia Amdoday & Co. Law Offices.

23.1	Consent of Brightman Almagor & Co.

23.2	Consent of Aaronsohn Sher Aboulafia Amdoday & Co. Law Offices (included in Exhibit 5.1).

24.1	Power of Attorney (included on page 8).

Item 9.	Undertakings.

     (a)        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

     (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)        That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

     (iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

     (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

     (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel, on this 20 day of September, 2006.

NOVA MEASURING INSTRUMENTS LTD. By: /s/ Gabi Seligsohn —————————————— Gabi Seligsohn President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each director or officer whose signature appears below hereby constitutes and appoints Gabi Seligsohn and Dror David, or either of them, as his true and lawful attorney in fact and agent, with full power of substitution, to sign on his behalf individually and in any and all capacities, any and all amendments (including post-effective amendments) to a Registration Statement on Form S-8 relating to the registration under the Securities Act of 1933 of Ordinary Shares of Nova Measuring Instruments Ltd. under the Nova Measuring Instruments Ltd. March 2004 Stock Option Plan 7C and to file the same with all exhibits thereto and all other documents in connection therewith with the Securities and Exchange Commission, granting to such attorneys in fact and agents, and each of them, full power and authority to do all such other acts and things requisite or necessary to be done, and to execute all such other acts and things requisite or necessary to be done, and to execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Gabi Seligsohn —————————————— Gabi Seligsohn	President and Chief Executive Officer (Principal Executive Officer)	September 20, 2006

/s/ Dror David —————————————— Dror David	Chief Financial Officer (Principal Financial and Accounting Officer)	September 20, 2006

/s/ Giora Dishon —————————————— Giora Dishon	Director	September 19, 2006

/s/ Michael Brunstein —————————————— Michael Brunstein	Chairman of the Board of Directors	September 19, 2006

/s/ Moshe Finarov —————————————— Moshe Finarov	Director	September 19, 2006

/s/ Joseph Ciechanover —————————————— Joseph Ciechanover	Director	September 19, 2006

/s/ Dan Falk —————————————— Dan Falk	Director	September 20, 2006

NOVA MEASURING INSTRUMENTS INC. Authorized U.S. Representative By: /s/ Maori Marcan —————————————— Maori Marcan President	September 19, 2006

EXHIBIT INDEX

Exhibit Number	Description	Manner of Filing

4.1	Nova Measuring Instruments Ltd. March 2004 Stock Option Plan 7C.	Filed herewith electronically.

4.2	Shareholders' resolution approving the issuance of options under Plan 7C (incorporated by reference to Exhibit 99.1 to the Company's Report of Foreign Private Issuer on Form 6-K furnished to the Commission on April 5, 2004).	Incorporated by reference

4.3	Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form F-1 (Registration No. 333-11640)).	Incorporated by reference.

4.4	First Amendment to the Company's Articles of Association (incorporated by reference to the Company's Current Report on Form 6-K furnished to the Commission on June 4, 2002).	Incorporated by reference.

4.5	Second Amendment to the Company's Articles of Association (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 6-K furnished to the Commission filed on December 16, 2004).	Incorporated by reference.

5.1	Opinion of Aaronsohn Sher Aboulafia Amdoday & Co. Law Offices Counsel to the Company.	Filed herewith electronically.

23.1	Consent of Brightman Almagor & Co.	Filed herewith electronically.

23.2	Consent of Aaronsohn Sher Aboulafia Amdoday & Co. Law Offices (included in Exhibit 5.1).	Filed herewith electronically.

24.1	Power of Attorney (included on page 8).	Filed herewith electronically.